EXHIBIT 3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE McGRAW-HILL COMPANIES, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Prepared by:
Scott L. Bennett, Esq.
Senior Vice President, Secretary
and Associate General Counsel
The McGraw-Hill Companies, Inc.
1221 Avenue of the Americas
New York, New York 10020
(212) 512-3998

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF THE McGRAW-HILL COMPANIES, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

It is hereby certified that:

(1) The name of the Corporation is THE McGRAW-HILL COMPANIES, INC. The name under which the Corporation was formed was McGraw-Hill Publishing Company, Inc. which name was changed to McGraw-Hill, Inc. on January 2, 1964 and to The McGraw-Hill Companies, Inc. on April 26, 1995.

(2) The Certificate of Incorporation of the Corporation was filed by the Department of State on December 29, 1925.

(3) Article III of the Certificate of Incorporation of the Corporation is hereby amended to effect an increase in the number of authorized shares of Common Stock, par value $1 per share, from 300,000,000 shares to 600,000,000 shares. The first paragraph of Article III of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

“ARTICLE III. The aggregate number of shares which the Corporation shall have authority to issue shall be 602,891,256 shares, 891,256 shares of which shall have a par value of $10 per share and 602,000,000 shares of which shall have a par value of $1 per share. All of these shares are to be classified and the designations, number of shares in each class and the par value of the shares shall be as follows: $1.20 Convertible Preference Stock, 891,256 shares of the par value of $10 per share; Series Preferred Stock, 2,000,000 shares of the par value of $1 per share; and Common Stock, 600,000,000 shares of the par value of $1 per share.”

(4) This Amendment to the Certificate of Incorporation of the Corporation was properly authorized by vote at a meeting of the board of directors, duly held on January 26, 2005, followed by the vote of at least a majority of all outstanding shares of Common Stock entitled to vote thereon at the Annual Meeting of Shareholders of the Corporation duly held on April 27, 2005.

IN WITNESS WHEREOF, this Certificate has been signed this 27th day of April, 2005.

/s/ Kenneth M. Vittor
Kenneth M. Vittor
Executive Vice President

/s/ Scott L. Bennett
Scott L. Bennett
Secretary

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF NEW YORK	)

KENNETH M. VITTOR, being duly sworn deposes and says that he is the person who signed the foregoing Certificate of Amendment; that he signed said Certificate in the capacity set forth beneath his signature thereon; that he has read said Certificate and knows the contents thereof; and that the statements contained therein are true to his own knowledge.

/s/ Kenneth M. Vittor
Kenneth M. Vittor,
Executive Vice President

Subscribed and sworn to

Before me on April 27, 2005.

/s/    Linda Widmer